Exhibit 99.1

FAIRWAY GROUP HOLDINGS CORP. REPORTS THIRD QUARTER RESULTS

NEW YORK — February 6, 2014 — Fairway Group Holdings Corp. (“Fairway”) (NASDAQ: FWM), the parent company of Fairway Market, today announced financial results for its fiscal 2014 third quarter ended December 29, 2013.

•      Net sales increased 22.9% in the third quarter to $205.7 million

•      Gross margin and merchandise margin improve

•      Adjusted EBITDA increased from $12.4 million to $12.8 million

•      Customer transactions increased by 27.4% and excluding Red Hook increased by 23.6% over the prior year

•      Lease terms improved for flagship location on 74th and Broadway

•      Company initiated organizational realignment designed to enhance productivity and streamline operations

•      Private label continues to grow as a percentage of sales

Charles Santoro, Executive Chairman said, “During the quarter, we grew our revenues and market share, made progress on a number of long-term margin initiatives and enhanced the visibility of our real estate pipeline. While our business faced a number of headwinds during the quarter including a tougher comparison over last year, the compressed holiday shopping season and a generally softer retail backdrop, we remain excited about our long-term growth prospects.  We have also strengthened our senior leadership structure, and announced several important promotions to enhance operations and productivity initiatives as Fairway evolves to the next level of growth and scale. Fairway’s differentiated food retail platform remains well positioned to capture incremental market share as we continue to expand our store base and capitalize on the shifting consumer focus towards healthy living and value.”

Operating Results for the Third Quarter of Fiscal 2014

For the third quarter of fiscal 2014, net sales increased $38.4 million, or 22.9%, to $205.7 million from $167.3 million in the third quarter of fiscal 2013.  Net sales growth in the quarter was driven primarily by the new stores opened subsequent to September 29, 2012 and the net sales from the Red Hook, Brooklyn location (“Red Hook”), which was closed for the last nine weeks of the third quarter in the prior year.  On a pro-forma basis to include the lost sales from the Red Hook store, net sales increased 14.3% in the quarter.

Pro forma Net Sales and Adjusted EBITDA Margin(1)

	Thirteen Weeks Ended December 30, 2012		Thirteen Weeks Ended December 29, 2013
(Dollars in millions)	Actual	Pro forma	Actual	Pro forma
Net Sales	$167.3	$180.0	$205.7	$205.7
% growth	10.0%	18.4%	22.9%	14.3%

Central Services	$9.5	$9.5	$9.4	$9.4
% margin	5.7%	5.3%	4.6%	4.6%

Adjusted EBITDA	$12.4	$12.4	$12.8	$12.8
% margin	7.4%	6.9%	6.2%	6.2%

(1)         The pro-forma adjustments are made to account for the temporary closing of the Company’s Red Hook, Brooklyn store due to Hurricane Sandy and therefore make more meaningful comparisons between periods.  The Red Hook, Brooklyn store was closed beginning October 29, 2012 and re-opened on March 1, 2013.  Pro forma net sales for the quarter ended December 30, 2012 reflect a pro forma adjustment of $12.7 million based on the Red Hook location’s net sales during the same 9 week period in the prior fiscal year. The actual adjusted EBITDA includes business interruption insurance proceeds of $2.5 million for the third quarter. As a result, no pro-forma adjustment is needed for adjusted EBITDA.

Same store sales, excluding our Red Hook store, decreased 1.7% in the quarter. The decrease in same store sales was largely due to the compressed holiday shopping period and the effect of Hurricane Sandy, which benefited sales in the third quarter of fiscal 2013 as a result of pre- and post-storm stock-up and absorbed market share from competitors who were not fully operational subsequent to the storm.

Adjusted EBITDA increased to $12.8 million in the third quarter of fiscal 2014 from $12.4 million in the third quarter of fiscal 2013.  The increase was primarily due to the contribution from new stores and enhanced productivity in Central Services, which improved 70 basis points as a percent of sales in the quarter despite absorbing approximately $0.3 million in incremental public company costs.  The Adjusted EBITDA margin was 6.2% in the quarter compared to 6.9% on a pro forma basis in the same period of the prior year, after adding back the estimated lost sales at our Red Hook location, which was closed for nine weeks during the prior period due to damage sustained from Hurricane Sandy.  The Adjusted EBITDA margin was adversely affected by, principally, lower than expected holiday sales during the second half of the quarter and higher expenses, as a percentage of sales, at our new stores, which is typical for new locations as they ramp to maturity.  See the discussion under “Supplemental Non-GAAP Financial Disclosure” below for an explanation of Adjusted EBITDA.

The following table sets forth a reconciliation to Adjusted EBITDA from Net Loss:

Adjusted EBITDA Reconciliation

(Dollars in thousands, % of net sales)	Thirteen Weeks Ended December 30, 2012		Thirteen Weeks Ended December 29, 2013
Net loss	$(44,471)	(26.6)%	$(31,268)	(15.2)%

Transaction expenses	—	—	330	0.2
Non-recurring items	1,446	0.9	717	0.3
Management fees	1,190	0.7	—	—
Interest expense, net	7,070	4.2	5,061	2.5
Income tax provision	35,095	21.0	25,386	12.3
Store depreciation and amortization	4,547	2.7	6,028	2.9
Corporate depreciation and amortization	1,223	0.7	1,052	0.5
Equity compensation charge	55	—	2,928	1.4
Store opening costs	5,299	3.2	2,140	1.0
Production center start-up costs	—	—	1,367	0.7
Pre-opening advertising costs	919	0.5	620	0.3
Gain on insurance recovery	—	—	(3,089)	(1.5)
Foundation funding	—	—	1,500	0.7
Adjusted EBITDA	$12,373	7.4%	$12,772	6.2%

Other Operating Items

Gross profit for the quarter increased to $65.6 million from $53.2 million and the gross margin improved 10 basis points to 31.9% from 31.8% in the prior year.  The increase in the gross margin was primarily due to an increase of approximately 50 basis points in the merchandise margin partially offset by higher occupancy costs as a percentage of sales.

General and administrative expenses for the third quarter increased $2.3 million to $16.6 million from $14.3 million in the third quarter of the prior year, primarily due to an increase in equity compensation expense and a $1.5 million contribution to the Fairway Community Foundation, partially offset by the elimination of management fees and a reduction in non-recurring and other expenses.  The Fairway Community Foundation was established in the quarter to coordinate and fund the Company’s charitable community activities.

Central Services, a component of general and administrative expenses that directly relates to the operations of the business, was $9.4 million for the quarter, and relatively flat from the prior year, after absorbing approximately $0.3 million in incremental public company expenses which were largely offset by enhanced cost disciplines.  Central Services, as a percentage of sales, decreased 70 basis points in the quarter to 4.6%, from 5.3%, on a pro forma basis, in the prior year after adjusting for the lost sales at the Red Hook location.

The following table sets forth a reconciliation to Central Services from General and Administrative expenses:

Central Services Reconciliation

	Thirteen Weeks Ended
(Dollars in thousands, % of net sales)	December 30, 2012		December 29, 2013
General and administrative expenses	$14,298	8.5%	$16,582	8.1%

Management fees	(1,190)	(0.7)	—	—
Transaction expenses	—	—	(330)	(0.2)
Non-recurring items	(1,446)	(0.9)	(717)	(0.3)
Corporate depreciation and amortization	(1,223)	(0.7)	(1,052)	(0.5)
Equity compensation charge	(55)	—	(2,928)	(1.4)
Pre-opening advertising costs	(919)	(0.5)	(620)	(0.3)
Foundation funding	—	—	(1,500)	(0.7)
Central services	$9,465	5.7%	$9,435	4.6%

Store-opening costs in the quarter consisted of approximately $1.6 million for the Nanuet location which opened in October 2013, $0.4 million for the Lake Grove, New York location, which is expected to open in the late spring, and $0.1 million for the Chelsea location, which opened in July 2013.  Total store opening costs decreased to $2.1 million in the quarter from $5.3 million in the prior year due to the timing of new store opening activities.  In addition, the Company incurred $1.4 million of start-up costs for the new production center.  Approximately $0.4 million of production center start-up costs in the third quarter were non-cash, primarily due to deferred rent.

During the third quarter, the Company recorded a valuation allowance against its remaining deferred tax assets and recorded an income tax provision of $25.4 million.  In the prior year, the Company recorded a partial allowance against its deferred tax assets and recorded an income tax provision of $35.1 million.

Both charges are non-cash and do not impact the Company’s ability to utilize its approximately $120 million of net operating losses against future taxable income through 2033.

The net loss in the quarter was $31.3 million, compared to a net loss of $44.5 million in the third quarter of the prior fiscal year.  The adjusted net loss in the quarter was $2.2 million, a decrease of $3.6 million from the adjusted net loss of $5.8 million in the third quarter of the prior year.  See the discussion under “Supplemental Non-GAAP Disclosure” below for an explanation of adjusted net loss.

The following table sets forth a reconciliation to Adjusted Net Loss from Net Loss:

Net Loss Reconciliation

	Thirteen Weeks Ended
(Dollars in thousands, % of net sales)	December 30, 2012		December 29, 2013
Net loss	$(44,471)	(26.6)%	$(31,268)	(15.2)%

Management fees	1,190	0.7	—	—
Transaction expenses	—	—	330	0.2
Non-recurring items	1,446	0.9	717	0.3
Non-cash interest	888	0.5	1,270	0.6
Equity compensation charge	55	—	2,928	1.4
Income tax provision	35,095	21.0	25,386	12.3
Gain on insurance recovery	—	—	(3,089)	(1.5)
Foundation funding	—	—	1,500	0.7
Adjusted net loss	$(5,797)	(3.5)%	$(2,226)	(1.1)%

Other Items

•                  The Company has initiated an organizational realignment to remove redundant costs and streamline parts of the business model to enhance overall productivity.  Net of reinvestments back into the business, the Company expects to achieve annualized cost savings of approximately $3-4 million.  In connection with the plan, the Company expects to incur charges, primarily severance, over the next year of approximately $7.0 million.

•                  During the quarter, the Company settled the remaining portion of the insurance claims related to Hurricane Sandy and received final payments of $4.4 million and recorded a $3.1 million gain on storm-related insurance recoveries for the quarter.

•                  The Company ended the quarter with approximately $73 million of liquidity which includes $54 million of cash and $18 million in borrowing capacity under the senior credit facility.

•                  The Company entered into an amended and restated lease for a portion of the occupied space at its Broadway store.  The lease, as amended, extends the date after which the landlord has the option to terminate the lease in order to make substantial renovations to the existing building, or to construct a new building, from June 2017 to February 2029. The annual rent for this location increased by $1.2 million as a result of this extension.  Following landlord renovation or construction of a new facility Fairway will retain the right to enter into a new lease.

•                  Private label sales in the quarter were up approximately 100 basis points, as a percentage of sales, over the prior year

Supplemental Non-GAAP Disclosure

This press release presents Adjusted EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Adjusted EBITDA is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the business than GAAP measures can provide alone. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, store opening costs, production center start-up costs, transaction expenses, non-recurring expenses, equity compensation expenses, pre-opening advertising costs, Foundation funding and management fees.

This press release presents Central Services, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Central Services is a useful performance measure and is used to facilitate an evaluation of infrastructure investments without distortions that may result from general and administrative expenses that do not directly relate to the operations of the business.  The Company defines Central Services as general and administrative expenses less: depreciation and amortization related to general and administrative activities, management fees, transaction expenses, pre-opening advertising costs, equity compensation, Foundation funding and non-recurring items.

This press release presents adjusted net loss, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that adjusted net loss is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period without distortions that may result from one-time items and non-cash charges. The Company defines adjusted net loss as net loss plus any transaction expenses, non-recurring expenses, expenses that will not continue after the IPO, Foundation funding and any other non-cash charges which may distort period comparisons.

Conference Call Information

Fairway will host a conference call today, February 6, 2014 at 4:30pm ET. The call, which will be hosted by Charles Santoro, Executive Chairman; William Sanford, Interim Chief Executive Officer and Edward Arditte, Co-President and Chief Financial Officer and will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.fairwaymarket.com. The webcast will also be archived online for a short period thereafter.  In addition, listeners may dial (877) 353-0039 to access the live call.  A telephonic playback will be available after the call through Thursday, February 20, 2014. Participants can dial (855) 859-2056 to hear the playback and enter the conference passcode 42746399.

About Fairway Market

Fairway Market is a high-growth food retailer offering customers a differentiated one-stop shopping experience “Like No Other Market”.  Fairway has established itself as a leading food retailing destination in the Greater New York City metropolitan area, with stores that emphasize an extensive selection of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries.  Fairway is headquartered in New York, New York.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Fairway’s actual results in current or future periods to differ materially from forecasted results. Food retail is a large and highly competitive industry, and Fairway’s business involves many risks and uncertainties, including, but not limited to: our ability to open new stores on a timely basis or at all; our ability to achieve sustained sales and profitable operating margins at new and existing stores; the availability of financing to pursue our new store openings on satisfactory terms or at all; our ability to compete effectively with other retailers; our ability to maintain price competitiveness; the geographic concentration of our stores; our ability to maintain or improve our operating margins; our history of net losses; ordering errors or product supply disruptions in the delivery of perishable products; restrictions on our use of the Fairway name other than on the East Coast and in California and certain parts of Michigan and Ohio; our ability to retain and attract senior management, key employees and qualified store-level employees; rising costs of providing employee benefits, including increased healthcare costs and pension contributions due to unfunded pension liabilities; our ability to satisfy our ongoing capital needs and unanticipated cash requirements; and other risk factors detailed in our filings with the Securities and Exchange Commission (“SEC”), and available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact

Fairway Group Holdings Corp.

Nicholas Gutierrez

Manager of Finance & Investor Relations

(646) 616-8103

nicholas.gutierrez@fairwaymarket.com

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2013	December 29, 2013
		(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$21,723	$54,302
Accounts receivable, net	2,553	6,427
Merchandise inventories	24,759	29,336
Insurance claims receivable	5,184	—
Income tax receivable	817	788
Prepaid rent	3,146	4,050
Deferred financing fees	1,580	1,741
Prepaid expenses and other	5,604	3,221
Deferred income taxes	915	86
Total current assets	66,281	99,951
PROPERTY AND EQUIPMENT, NET	126,958	143,854
GOODWILL	95,412	95,412
INTANGIBLE ASSETS, NET	25,729	25,508
DEFERRED INCOME TAXES	3,781	—
OTHER ASSETS	20,340	16,843
Total assets	$338,501	$381,568
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$2,750	$2,750
Accounts payable	39,399	38,540
Accrued expenses and other	18,360	17,243
Total current liabilities	60,509	58,533
NONCURRENT LIABILITIES
Long-term debt, net of current maturities	256,563	253,569
Deferred income taxes	—	23,994
Other long-term liabilities	22,629	28,355
Total liabilities	339,701	364,451
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK
Series A Preferred Stock, $0.001 par value per share, 52,982 shares authorized at March 31, 2013 and 0 shares authorized at December 29, 2013 and 43,058 shares issued and outstanding at March 31, 2013 and 0 shares issued and outstanding at December 29, 2013 (inclusive of cumulative deemed dividends of $28,353 and $0 at March 31, 2013 and December 29, 2013, respectively)	84,328	—
Series B Preferred Stock, $0.001 par value per share, 64,018 shares authorized at March 31, 2013 and 0 shares authorized at December 29, 2013 and 64,016.98 shares issued and outstanding at March 31, 2013 and 0 shares issued and outstanding at December 29, 2013 (inclusive of cumulative deemed dividends of $85,899 and $0 at March 31, 2013 and December 29, 2013, respectively)	149,916	—
Total redeemable preferred stock	234,244	—
STOCKHOLDERS’ (DEFICIT) EQUITY
Class A common stock, $0.00001 par value per share, 150,000,000 shares authorized, 12,506,885 and 28,895,844 shares issued at March 31, 2013 and December 29, 2013, respectively	—	—
Class B common stock, $0.001 par value per share, 31,000,000 shares authorized, 0 shares and 14,225,455 shares issued and outstanding at March 31, 2013 and December 29, 2013, respectively	—	14
Treasury stock at cost, 136,485 shares and 0 shares at March 31, 2013 and December 29, 2013, respectively	(1,500)	—
Additional paid-in capital	—	366,615
Accumulated deficit	(233,944)	(349,512)
Total stockholders’ (deficit) equity	(235,444)	17,117
Total liabilities, redeemable preferred stock and stockholders’ (deficit) equity	$338,501	$381,568

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 30, 2012	December 29, 2013	December 30, 2012	December 29, 2013

Net sales	$167,346	$205,731	$482,539	$575,724

Cost of sales and occupancy costs (exclusive of depreciation and amortization)	114,181	140,103	326,808	389,326

Gross profit	53,165	65,628	155,731	186,398

Direct store expenses	38,374	49,449	111,362	139,051

General and administrative expenses	14,298	16,582	42,492	65,591

Store opening costs	5,299	2,140	16,603	9,037

Production center start-up costs	—	1,367	—	3,208

Loss from operations	(4,806)	(3,910)	(14,726)	(30,489)

Business interruption and gain on storm-related insurance recoveries	2,500	3,089	2,500	3,089

Interest expense, net	(7,070)	(5,061)	(17,439)	(15,445)

Loss before income taxes	(9,376)	(5,882)	(29,665)	(42,845)

Income tax provision	(35,095)	(25,386)	(26,514)	(28,593)

Net loss	(44,471)	(31,268)	(56,179)	(71,438)

Preferred stock dividends	7,364	—	22,110	44,130

Net loss attributable to common stockholders	$(51,835)	$(31,268)	$(78,289)	$(115,568)

Basic and diluted loss per common share	$(4.20)	$(0.74)	$(6.35)	$(2.95)

Weighted average common shares outstanding	12,331,744	42,092,143	12,324,213	39,179,665

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirty-Nine Weeks Ended
	December 30, 2012	December 29, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(56,179)	$(71,438)
Adjustments to reconcile net loss to net cash used in operating activities
Deferred income taxes	26,463	28,604
Deferred rent	7,498	5,622
Depreciation and amortization of property and equipment	15,389	19,583
Amortization of intangibles	274	221
Amortization of discount on term loans and subordinated notes	943	2,439
Amortization of deferred financing fees	978	1,296
Amortization of prepaid rent	237	238
Non-cash stock compensation expense	83	7,752
Gain on insurance claim	—	(3,089)
Changes in operating assets and liabilities
Accounts receivable	(1,174)	(3,874)
Merchandise inventories	(4,101)	(4,577)
Insurance claims receivable	(5,472)	3,761
Prepaid expense and other	(4,617)	1,347
Other assets	(2,081)	2,510
Accounts payable	12,158	(859)
Accrued expenses and other	2,712	(1,122)
Other long-term liabilities	240	109
Net cash used in operating activities	(6,649)	(11,477)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(45,199)	(36,370)
Insurance proceeds	3,398	4,403
Net cash used in investing activities	(41,801)	(31,967)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net	256,225	—
Payments on long-term debt	(208,775)	(2,063)
Proceeds from common shares issued in initial public offering, net of issuance costs	—	158,821
Cash dividends paid on preferred stock	—	(76,818)
Issuance costs from debt re-pricing	—	(3,917)
Net cash provided by financing activities	47,450	76,023
Net (decrease) increase in cash and cash equivalents	(1,000)	32,579
Cash and cash equivalents — beginning of period	30,172	21,723
Cash and cash equivalents — end of period	$29,172	$54,302
Cash paid during the period for
Interest	$12,929	$11,495
Income taxes	$175	$2